ePlus Announces Change to Stock Repurchase Program

                   Authorized Maximum Increased to $12 million

HERNDON, VA - May 7, 2004 - ePlus Inc. (Nasdaq NM: PLUS - news) announced today that its board of directors has approved an increase, from $7,500,000 to $12,000,000, of the maximum total cost of shares purchased under the current stock repurchase plan. The plan, which commenced on October 1, 2003, authorizes the repurchase from time to time of up to 3,000,000 shares of its outstanding common stock over a period ending no later than September 30, 2004. The purchases may be made in the open market or in privately negotiated transactions, subject to availability, at prices deemed appropriate by management. The repurchased shares will have the status of treasury shares and may be used, when needed, for general corporate purposes.

Since the commencement of the current plan, and prior to the increase authorization, ePlus had acquired more than 533,500 shares for total consideration of $7.47 million. As of May 5, 2004, there were 8,913,958 million shares of common stock outstanding.

About ePlus inc.

A leading provider of Enterprise Cost Management, ePlus provides a comprehensive solution to reduce the costs of purchasing, owning, and financing goods and services. ePlus Enterprise Cost Management (eECM) packages business process outsourcing, eProcurement, asset management, product and catalog content management, supplier enablement, strategic sourcing, financial services and document access and collaboration into a single integrated solution, all based on ePlus' leading business application software. Profitable since inception in 1990, the company is headquartered in Herndon, VA, and has more than 30 locations in the U.S. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may differ materially due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

Contact:        Steve Mencarini, CFO            Kley Parkhurst, SVP
                Tel: (703) 810-2596             Tel: (703) 709-1924
                smencarini@eplus.com            kparkhurst@eplus.com
                703-810-2596                    703-709-1924